Exhibit (l)

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000 | Fax: 404-881-7777

Martin H. Dozier	Direct Dial: 404-881-4932	Email: martin.dozier@alston.com

April 27, 2021

Forum CRE Income Fund 240 Saint Paul Street, Suite 400 Denver, Colorado 80206

Re:	Forum CRE Income Fund Registration Statement on Form N-2

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of the Registration Statement on Form N-2 (the “Registration Statement”) in respect of shares of beneficial interest (the “Shares”) in Forum CRE Income Fund, a Delaware statutory trust (the “Fund”).

We have examined the Registration Statement, the Fund’s Agreement and Declaration of Trust, the Fund’s By-laws, the Fund’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the Delaware Statutory Trust Act. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

After the Registration Statement is effective for purposes of applicable federal and state securities laws, the Shares of the Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information and subject to compliance with the Investment Company Act of 1940, as amended, and all other laws relating to the sale of Shares of the Fund, will be validly issued, fully paid and non-assessable.

Alston & Bird LLP	www.alston.com

Atlanta | Beijing | Brussels | Charlotte | Dallas | London | Los Angeles | New York | Research Triangle | San Francisco | Silicon Valley | Washington, D.C.

Forum CRE Income Fund

April 27, 2021

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby give you our permission to file this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement. Such consent shall not be deemed an admission that we are experts within the meaning of Section 7 of the Securities Act of 1933, as amended. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ Martin H. Dozier
A Partner